April 17, 2015

Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034

Re:    Sun Communities, Inc. – Registration Statement on Form S-3
(File No: 333-203498) (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special Maryland counsel to Sun Communities, Inc. (the “Company”), a Maryland corporation, in connection with the issuance of up to $100,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in a public offering (the “Offering”) pursuant to the above referenced Registration Statement under the Securities Act of 1933, as amended, and the regulations promulgated thereunder. The Registration Statement includes a prospectus and a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2015 (collectively, the “Prospectus”) to be furnished to potential purchasers in the Offering. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

In our capacity as special Maryland counsel to the Company and for purposes of this opinion letter, we have reviewed and examined copies of the following documents:

A.    The Company’s Articles of Incorporation, as amended or supplemented from time to time (the “Charter”), certified as of the date hereof by an officer of the Company;

B.    The Company’s Second Amended and Restated Bylaws (the “Bylaws”), certified as of the date hereof by an officer of the Company;

C.    The Registration Statement and the Prospectus;

D.    Certified copies of the resolutions of the Board of Directors of the Company relating to the Offering;

E.    A certificate of the Maryland State Department of Assessments and Taxation (the “SDAT”) dated April 15, 2015 to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland;

F.    A certificate of the Company regarding certain matters related to the issuance and sale of the securities in the Offering;

April 17, 2015

G.    The At the Market Offering Sales Agreement, dated as of May 10, 2012, as amended, among the Company, Sun Communities Operating Limited Partnership, BMO Capital Markets Corp. and Liquidnet, Inc. (the “At the Market Agreement”); and

H.    Such other documents, corporate records and instruments as we have deemed necessary or appropriate, in our professional judgment, in connection with providing this opinion letter.

As to any facts or questions of fact material to the opinions expressed herein, we have relied exclusively upon the aforesaid documents and certificates, and representations and declarations of the officers or other representatives of the Company. We have made no independent investigation whatsoever as to such factual matters.

In reaching the opinions set forth below, we have assumed, without independent investigation or inquiry, that:

A.Each natural person executing any of the documents that we have reviewed is legally competent to do so.

B.    All documents submitted to us as originals are authentic, the form and content of all documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered, all documents submitted to us as certified or photostatic or facsimile copies conform to the original documents, all signatures on all documents submitted to us for examination are genuine, all documents submitted to us and public records reviewed or relied upon are accurate and complete, and there has been no oral or written modification of or amendment to any of the documents we have reviewed, and there has been no waiver of any provision of any of the documents we have reviewed in connection with this opinion, by action or omission of the parties or otherwise.

C.    All representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, (ii) made by officers or representatives of the Company, including certifications made in the Certificate, and (iii) in any documents we have reviewed are accurate, true, correct and complete in all material respects.

D.    The persons identified to us as officers of the Company are actually serving as such and any certificates representing the Shares will be properly executed by one or more such persons.

E.    The Company will remain duly organized, validly existing and in good standing under Maryland law.

F.    At the time of the issuance of the Shares, the Company or its transfer agent recorded or will record in the Company’s stock ledger the name of the persons to whom such Shares are issued.

April 17, 2015

G.    None of the Shares were or will be issued in violation of the restrictions on ownership and transfer set forth in Article VII of the Charter.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Offering against payment of the consideration therefor as contemplated by the Registration Statement, the Prospectus and the At the Market Agreement, will be validly issued, fully paid and nonassessable.
In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following qualifications:

A.    The foregoing opinion is based on and is limited to the Maryland General Corporation Law (including the reported judicial decisions interpreting those laws currently in effect), and we express no opinion herein with respect to the effect or applicability of any other laws or the laws of any other jurisdiction. The opinion expressed herein concerns only the effect of the laws (excluding the principles of conflict of laws) as currently in effect, and we assume no obligation to supplement the opinion expressed herein if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinion expressed herein after the date hereof. The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

B.    Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.
This opinion is being furnished to you for submission to the SEC as an exhibit to the Company’s Current Report on Form 8-K relating to the filing of the Prospectus Supplement (the “Form 8-K”), which will be incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including Exhibit 5, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

OBER, KALER, GRIMES & SHRIVER,
A PROFESSIONAL CORPORATION

By:     /s/ Kenneth B. Abel
Kenneth B. Abel, Shareholder